Exhibit XVIII

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE EUROPEAN INVESTMENT BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OF PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 298785KU9

ISIN No. US298785KU94

Common Code No. 348077180

EUROPEAN INVESTMENT BANK

4.375% Notes due 2031

Global Note

No. R-1	U.S. $4,000,000,000

European Investment Bank (herein called the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, on November 25, 2031 (the “Maturity Date”) the aggregate principal amount shown by the latest entry in the fourth column of Schedule A hereto as of the Maturity Date, which amount shall not at any time exceed U.S. $4,000,000,000 (four billion United States dollars), in accordance with the terms and conditions (the “Conditions”), set out on the reverse hereof, of the 4.375% Notes due on November 25, 2031 (the “Notes”) beneficial interests in which are represented by this Global Note (the “Global Note”), upon presentation and surrender of this Global Note and to pay interest from August 25, 2026 at the rate of 4.375% per annum payable semi-annually in arrear on May 25 and November 25 in each year (each an “Interest Payment Date”), to the holders of Notes at the close of business on May 15 and November 15, being the date (whether or not a business day) that is ten calendar days prior to each Interest Payment Date (the “Record Date”). Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months (unadjusted). The Record Date may be changed by agreement among the Issuer, the Fiscal Agent and all applicable securities clearing systems. The first interest payment will become due and payable on November 25, 2026 for the period from and including August 25, 2026 to but excluding November 25, 2026. The Notes will cease to bear interest from the Maturity Date unless, upon due presentation, payment of principal is improperly withheld or refused.

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Payment of the principal of and interest on the Notes represented by this Global Note will be made at the offices of the Fiscal Agent hereinafter referred to and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Fiscal Agency Agreement hereinafter referred to. Payments to holders of the Notes in respect of principal and interest on the Notes will be made in U.S. dollars. Payments will be subject in all cases to applicable laws and regulations. The Issuer covenants that until this Global Note has been delivered to the Fiscal Agent for cancelation, or monies sufficient to pay the principal of and interest on this Global Note have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in London and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, in Luxembourg, for the payment of the principal of and interest on the Notes represented by this Global Note as herein provided.

The Issuer will redeem the Notes represented by this Global Note at par on the Maturity Date. The Issuer shall have the right at any time to purchase Notes in the open market or otherwise. Any Notes so purchased may be resold at the Issuer’s discretion if not surrendered to the Fiscal Agent for cancelation.

The aggregate principal amount from time to time of the Global Note shall be the amount shown by the latest entry in the fourth column of Schedule A hereto. Schedule A hereto shall be completed by or on behalf of the Fiscal Agent upon (i) redemption of Notes or (ii) purchase and cancelation of Notes represented hereby.

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Cancelation of any Note represented by this Global Note which is required by the Conditions to be canceled will be effected by reduction in the principal amount of this Global Note on its presentation to or to the order of the Fiscal Agent for notation in Schedule A.

The Global Note may not be transferred without the prior written consent of the Issuer and except as a whole by the custodian (the “Note Depositary”) to another custodian for such Global Note or to a successor of such custodian; provided that such subsequent custodian or successor, as the case may be, expressly agrees to abide by such restrictions on transfer.  Citibank, N.A. shall serve as the initial Note Depositary.  No provision of the Global Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on the Notes represented by this Global Note when due in accordance with the Conditions.

The Issuer has waived against such holder and any previous holder of the Global Note all rights of set-off or counterclaim which would or might otherwise be available to it in respect of the obligations evidenced by the Global Note.

Reference is hereby made to the further provisions of this Global Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent by manual signature, this Global Note shall not be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: August 25, 2026

EUROPEAN INVESTMENT BANK,

as Issuer

By:
	Name:	Sandeep Dhawan
	Title:	Head of Division

By:
	Name:	Jennifer Wenner
	Title:	Documentation Officer

This is the Global Note referred to in the within-mentioned Fiscal Agency Agreement.

CITIBANK, N.A., LONDON BRANCH,

as Fiscal Agent

By:
	Name:	Brian Carey
	Title:	Securities and Derivatives Analyst

SCHEDULE A

Principal Amount of this Global Note

Changes in the principal amount of the Global Note following (i) redemption of Notes or (ii) purchase and cancelation of Notes are entered in the second and third columns below.

Date made	Reason for change in the principal amount of this Global Note*	Amount of such change	Initial Principal Amount or Principal Amount of this Global Note following such change	Notation on behalf of the Fiscal Agent

*   State whether change following (1) redemption of Notes or (2) purchase and cancelation of Notes.

SCHEDULE B

Interest Payments in respect of this Global Note

The following payments of interest in respect of this Global Note and the Notes represented by this Global Note have been made:

Date made	Amounts of Interest due and payable	Amount of Interest paid	Notation made by or on behalf of the Fiscal Agent

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Terms and Conditions of the Notes

1.  This Note is one of a duly authorized issue of debt securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series in accordance with a Fiscal Agency Agreement, dated as of December 21, 2023 (herein called the “Fiscal Agency Agreement”), between the Issuer and Citibank, N.A., London Branch, as Fiscal Agent (herein called the “Fiscal Agent”, which term includes any successor fiscal agent under the Fiscal Agency Agreement).  To the extent not otherwise set forth in this Note, reference is hereby made to the Fiscal Agency Agreement for a statement of the respective rights, duties, obligations, disclaimers, immunities, indemnities and limitations of rights thereunder of the Issuer, the Fiscal Agent and the holders of the Notes.  Copies of the Fiscal Agency Agreement and this Note are on file and available for inspection or collection by holders of the Notes at the Agency & Trust Services of the Fiscal Agent at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, during business hours on any business day, or may be provided by email to a holder of the Notes following their prior written request to the Fiscal Agent and provision of proof of holding and identity (in a form satisfactory to the Fiscal Agent).

The Notes constitute unconditional, direct and general obligations of the Issuer in accordance with the terms for their payment and performance.  The Notes shall rank pari passu with any present or future indebtedness of the Issuer represented by any unsubordinated and unsecured notes or bonds.

2.  The aggregate principal amount of the Notes is U.S. $4,000,000,000. The Notes are issuable in authorized denominations of U.S. $1,000 and any integral multiple thereof.

3.  (a) The Issuer shall pay to the Fiscal Agent, on or prior to each Interest Payment Date and the Maturity Date (subject to (b) below), such amounts as are sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest on, and the principal of, the Notes due and payable on such Interest Payment Date, or Maturity Date, as the case may be. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. The Fiscal Agent shall apply the amounts so paid to it to the payment of such interest and principal in accordance with the terms of the Notes. Any monies paid by the Issuer to the Fiscal Agent or any Paying Agent for the payment of the principal of or interest on any Notes and remaining unclaimed at the end of ten years or five years, respectively, after such principal or interest shall have become due and payable (whether at maturity, upon call for redemption or otherwise) shall then, together with any interest earned thereon, be repaid to the Issuer as soon as reasonably practicable, and upon such repayment all liability of the Fiscal Agent and any Paying Agent with respect thereto shall cease. Any obligation that the Issuer may have to pay the principal of such Notes shall terminate at the end of ten years after such principal shall have become due and payable. Any obligation that the Issuer may have to pay any interest on such Notes shall terminate at the end of five years after such interest shall have become due and payable.

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(b)  In any case where the Interest Payment Date or the Maturity Date shall be a day on which banking institutions are authorized or obligated by law to close in any place of payment or in the place that is the financial center for the currency of payment, then payment of principal or interest need not be made on such date at such place of payment but may be made on the next succeeding day at such place of payment that is not a day on which banking institutions are authorized or obligated by law to close in such place of payment or the financial center for the currency of payment, with the same force and effect as if made on the Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue for the period after such date.

4.  Payment of the principal of and interest on the Notes made at the offices of the Fiscal Agent or any Paying Agent shall be subject in all cases to any fiscal or other laws and regulations applicable thereto. Consequently, neither the Issuer nor any Paying Agent will make any additional payment in the event of a withholding tax being required in respect of any payment under or in connection with the Notes. Neither the Issuer nor any Paying Agent shall be liable to any holder of the Notes or other person for any commissions, costs, losses or expenses in relation to or resulting from such payments.

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5. All notices to the holders of the Notes shall be published in an English language newspaper having a general circulation in London, United Kingdom (expected to be the Financial Times) and in New York City (expected to be The Wall Street Journal); provided that for so long as the Notes are represented by this Global Note, notices may be given by delivery of the relevant notice by the Issuer or the Fiscal Agent to the relevant securities clearing system for communication by each of them to entitled participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as determined by the Issuer. In addition, if and for so long as any of the Notes are listed on one or more stock exchanges and the rules and regulations of such stock exchange(s) so require, such notices shall also be published in such manner as the rules and regulations of such stock exchange(s) may require. Any notice shall be deemed to have been given on the date of its publication or, if published more than once on different dates, on the first date on which publication is made. Notices delivered to the relevant securities clearing system shall be deemed to have been given on the date when delivered. Neither the failure to give notice nor any defect in any notice given to any particular holder of a Note shall affect the sufficiency of any notice with respect to other Notes.

6.  If (a) the Issuer shall default in any payment of the principal of (or the premium, if any, on) or interest on any of the Notes of this series and such default shall not be cured by payment thereof within 30 days, or (b) the Issuer shall default in the performance of any other covenant under any of the Notes of this series and such default shall continue for a period of 90 days after written notice thereof shall have been given to the Issuer at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg, Attention of Capital Markets Department, and to the Fiscal Agent at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Attention of Agency & Trust Services, by the holders of not less than 25% in principal amount of all the Notes of this series at the time outstanding, then, in any such case, the principal of all the Notes of this series then outstanding (if not already due) may be declared to be due and payable immediately by written notice given to the Issuer at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg, Attention of Capital Markets Department, and to the Fiscal Agent at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Attention of Agency & Trust Services, by the holders of not less than a majority in principal amount of all the Notes of this series at the time outstanding. If, at any time after the principal of all the Notes of this series shall have been so declared due and payable and before any judgment or decree for the payment of amounts due thereon shall have been entered, all arrears of interest upon all the Notes of this series and all other sums due in respect thereof, except any principal payments which shall not have matured by their terms, shall have been duly paid by the Issuer and all other defaults under the Notes of this series shall have been made good, the holders of not less than a majority in principal amount of all the Notes of this series then outstanding, by written notice given to the Issuer at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg, Attention of Capital Markets Department, and to the Fiscal Agent at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Attention of Agency & Trust Services, may rescind such declaration, but no such rescission shall impair any right consequent on any subsequent default.

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7.  (i) At any meeting of holders of Notes of this series duly called and held, upon the affirmative vote of the holders of not less than a majority in aggregate principal amount of the Notes of this series represented at such meeting or (ii) with the written consent of the holders of not less than a majority in aggregate principal amount of the Notes of this series then outstanding, the Issuer and the Fiscal Agent may modify, amend or supplement the terms and conditions of the Notes of this series or, insofar as it affects the Notes of this series, the Fiscal Agency Agreement in any way, and the holders of the Notes of this series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given by holders of the Notes of this series; provided, however, that no such action may, without the consent of the holder of each Note of the series affected thereby, (A) change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any Note of this series, (B) reduce the principal amount of any Note of this series, the portion of such principal amount which is payable upon acceleration of the maturity of such Note, the interest rate thereon or the premium (if any) payable upon redemption thereof, (C) change the coin or currency in which (unless required by law of the jurisdiction which issued such coin or currency) or the required places at which payment with respect to interest, premium (if any) or principal in respect of Notes of this series is payable, (D) shorten the period during which the Issuer is not permitted to redeem the Notes of this series, or permit the Issuer to redeem the Notes of this series if, prior to such action, the Issuer is not permitted to do so, or (E) reduce the proportion of the principal amount of Notes of this series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Notes of this series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given. Notwithstanding the foregoing, the Issuer and the Fiscal Agent may, without the vote or consent of any holder of Notes, amend the Fiscal Agency Agreement or the Notes of this series for the purpose of (v) adding to the covenants of the Issuer for the benefit of the holders of the Notes, (w) surrendering any right or power conferred upon the Issuer, (x) securing the Notes pursuant to the requirements of the Notes or otherwise, (y) curing any ambiguity, or curing, correcting or supplementing any defective provision thereof, or (z) amending the Fiscal Agency Agreement or the Notes of this series in any manner that the Issuer reasonably determines is not inconsistent with the Notes of this series in any material respect and does not adversely affect the interests of any holder of Notes of this series in any material respect.

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8.  No reference herein to the Fiscal Agency Agreement and no provision of this Note or of the Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

9.  This Note shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to its authorization and execution by the Issuer, which shall be governed by the Treaty on the Functioning of the European Union, as amended and supplemented from time to time (the “TFEU”), and the Statute of the Issuer, as amended and supplemented from time to time, which is annexed to the TFEU as Protocol (No 5) on the Statute of the European Investment Bank.

10.  As more fully set forth in the Fiscal Agency Agreement, the Issuer has (a) expressly accepted the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York in respect of any action arising out of or based upon the Notes or the Fiscal Agency Agreement which may be instituted in any such court by the holder of a Note and (b) appointed the Ambassador of the European Union to the United States, with address at Delegation of the European Union to the United States, 2175 K Street, N.W., Washington, D.C. 20037, United States of America, as its authorized agent upon whom process may be served in any such action; provided, however, that such acceptance of jurisdiction and such appointment shall not extend to actions brought under United States Federal securities laws or any state securities laws. Notwithstanding the foregoing, any action arising out of or based upon the Notes or the Fiscal Agency Agreement may be instituted by the holder of a Note in any competent court of the jurisdiction in which the Issuer has its seat.